Exhibit 10.9

COMPENSATION AGREEMENT

AGREEMENT dated the 1st day of January, 1996, between Mineola Federal Savings and Loan Association, with the main office at 215 W. Broad, Mineola, Texas 75773 (the "Association") and Robert L. Smith, Director (the "Director").

WITNESSETH

WHEREAS, the Association recognizes that the competent and faithful efforts of Director on behalf of the Association have contributed significantly to the success and growth of the Association; and,

WHEREAS, the Association values the efforts, abilities and accomplishments of the Director and recognizes that his/her services are vital to its continued growth and profits in the future; and,

WHEREAS, the Association desires to compensate the Director and retain his/her services for 10 years if elected to serve on the Board of Directors. Such compensation is set forth below; and,

WHEREAS, the Director, in consideration of the foregoing, agrees to continue to serve as a Director, if elected,

NOW, THEREFORE, it is mutually agreed as follows:

1. COMPENSATION. The Association agrees to pay to Director upon completion of 10 years service as Director, the total sum of $270,000.00, commencing with the date of the Director's retirement or at age 65, whichever last occurs, payable in equal monthly installments of $1,500.00 for a period of 180 consecutive months commencing on the first day of the month following the Director's retirement, the Director having reached age 65, or such later date as the parties may mutually agree.

2.    DEATH OF DIRECTOR BEFORE AGE 65. In the event Director should die (other than by suicide prior to January 1, 1998) before age 65, the Association agrees to pay to the Director's beneficiary designated in writing to the Association the sum determined by the following schedule:

Date of Death	Monthly Benefit	Benefit Period	Total Benefit
1/1/96 thru 12/31/00	$750.00	180 Months	$135,000.00
1/01/01 thru 12/31/05	$1,083.33	180 Months	$195,000.00
1/1/06 thru 2/14/17	$1,500.00	180 Months	$270,000.00

Payments will begin on the first day of the month following Director's death. If prior to January l, 1998 the Director dies by suicide whether sane or insane, the Association shall pay to the Director's designated beneficiary(ies) that sum of money equal to the amount of Director's fees the Director would have otherwise received, but for this agreement, from the date hereof to the date of such Director's death.

3.    DEATH OF DIRECTOR AFTER RETIREMENT. If the Director dies after retirement prior to receiving the full 180 monthly installments of compensation, the Association, subject to the limitations of Paragraph 4 hereafter, shall continue to pay the monthly installments to the Director's designated beneficiary(ies).

The beneficiary(ies) shall receive all monthly installments which the Director would have received until the total sum of $270,000.00 set forth in Paragraph 1 is paid. If the Director fails to designate a beneficiary in writing to the Association, the balance of the monthly installments remaining at the time of his death shall be paid to the legal representative of the estate of the Director.

4.   CLAIMS PROCEDURE. In the event that benefits under this Plan Agreement are not paid to the Director (or his/her beneficiary in the case of the Director’s death), and such person feels entitled to receive them, a claim shall be made in writing to the Plan Administrator within sixty (60) days from the date payments are not made. Such claim shall be reviewed by the Plan Administrator and Corporation. If the claim is denied, in full or in part, the Plan Administrator shall provide a written notice within ninety (90) days setting forth the provisions of this Agreement upon which the denial is based, and any additional material or information necessary to perfect the claim, if any. Also, such written notice shall indicate the steps to be taken if a review of the denial is desired.

If a claim is denied and a review is desired, the Director (or his/her beneficiary in the case of the Director's death), shall notify the Plan Administrator in writing within sixty (60) days [and a claim shall be deemed denied if the Plan Administrator does not take any action within the aforesaid ninety (90)-day period]. In requesting a review, the Director or his/her beneficiary may review this Plan Agreement or any documents relating to it and submit any written issues and comments he/she may feel appropriate. In its sole discretion the Plan Administrator shall then review the claim and provide a written decision within sixty (60) days. This decision likewise shall state the specific reasons for the decision and shall include reference to specific provisions of this Plan Agreement on which the decision is based.

Soley for purposes of implementing this claim procedure and for no other purpose, James H. Herlocker, III is hereby designated as the Names Fiduciary and Plan Administrator of the Plan Agreement.

5. TERMINATION OF SERVICE AS A DIRECTOR. If the Director for any reason other than death fails to serve 5 consecutive years as a Director from the date of this Agreement, he/she will receive compensation on the first day of the month following termination of service as a Director that sum of money equal to the amount of Director’s fees the Director would have otherwise received, but for the agreement, from the date hereof to the date of such Director’s termination of service, less $1,000. If the Director for any reason other than death serves at least 5 consecutive years as a Director, but fails to serve 10 consecutive years as a Director from the date of this agreement, he/she will receive compensation on the first day of the month following termination of service as a Director that sum of money equal to the amount of Directors fees the Director would have received, but for this agreement, from the date hereof to the date of such Directors termination of Service.

6. STATUS OF AGREEMENT. This Agreement does not constitute a contract of employment between the parties, nor shall any provision of this Agreement restrict the right of the Association's Depositors to replace the Director or the right of the Director to terminate his/her service.

7. BINDING EFFECT. This Agreement shall be binding upon the parties hereto and upon the successors and assigns of the Association, and upon the heirs and legal representative of the Director.

8. INTERRUPTION OF SERVICE. The service of the Director shall not be deemed to have been terminated or interrupted due to his/her absence form active service on account of illness, disability, during any authorized vacation or during temporary leaves of absence granted by the Association for reasons of professional advancement, education, health or government service, or during military leave for any period if the Director is elected to serve of the Board following such interruption.

9. FORFEITURE OF COMPENSATION BY COMPETITION. The Director agrees that all rights to compensation following retirement shall be forfeited by him/her if he/she engages in competition with the Association, without the prior written consent of the Association within a radius of 50 miles of the main office of the Association while the Director is receiving compensation under this agreement.

10.    ASSIGNMENT OF RIGHTS. None of the rights to compensation under this Agreement are assignable by the Director or any beneficiary or designee of the Director and any attempt to anticipate, sell, transfer, assign, pledge, encumber or change Director's right to receive compensation, shall be void.

11.    STATUS OF DIRECTOR'S RIGHTS. The right granted to the Director or any designee or beneficiary under this Agreement shall be solely those of an unsecured creditor of the Association.

12.    AMENDMENTS. The Agreement may be amended only by a written agreement signed by the parties.

13.    If the Association shall not acquire an insurance policy or any other asset in connection with the liabilities assumed by it hereunder, it is expressly understood and agreed that neither Director nor any beneficiary of Director shall have any right with respect to, or claim against, such policy or other assets. Such policy or asset shall not be deemed to be held under any trust for the benefit of Director of his/her beneficiary (ies) or to be held in any way as collateral security for the fulfilling of the obligations of the Association under this Agreement except as may be expressly provided by the terms of such policy or other asset. It shall be and remain general, unpledged, unrestricted asset of the Association.

14.    This Agreement shall be construed under and governed by the laws of the State of Texas.

15.    INTERPRETATION. Wherever appropriate in this Agreement, words used in the singular shall include the plural and the masculine shall include the feminine genders.

16.    PERIOD OF ECONOMIC HARDSHIP. If, in any year, payments made under this Agreement would, in the sole judgment of the Board of Directors, create economic hardship for the Association's Depositors, the Board has full authority to postpone such payments.

IN WITNESS HEREOF, the parties have signed this Agreement the date day and year above written.

(SEAL)

ATTEST	Mineola Federal Savings & Loan Association
Association

/s/Sheree Mize	By:	Raymond L. Williams President and CEO
Secretary		Raymond L. Williams (Title)

/s/[illegible]	/s/Robert L. Smith, III
WITNESS	Robert L. Smith, Director

/s/James H. Herlocker, III
WITNES